Exhibit 10

From: MT.online@gov.bc.ca
Sent: Wednesday, April 19, 2006 11:41 AM
To: SEANMITCHELL@TELUS.NET
Subject: CEXT-M (4080125) 2006/APR/19 11:41:7 Mineral Titles Online, Transaction event, Email confirmation

This email is to confirm submission of the following Mineral Titles Online event:

This email is an official confirmation of the new claim acquisition tenure# 532620 occurring under your Free Miner Certificate authority. The date and time of the confirmation are 2006/APR/19 11:41:7.

The MTO transaction occurred under the authority of the Ministry of Energy and Mines, Titles Division. You may make inquires to MT.online@gov.bc.ca or phone 604-660-3630.

This is your official record of the transaction. You may wish to save this email to a file or print a copy for your records.

Mineral Title appreciates your participation in the mineral development of British Columbia and we look forward to serving you again.